Exhibit 10.2

June 26, 2012

Mr. Randall S. Dearth
341 Cobblestone Circle
McKees Rocks, PA  15136

Dear Randy:

You are currently an independent director of Calgon Carbon Corporation but you will become an employee and an employee director when you take your new role as President and Chief Executive Officer.  The purpose of this letter is to memorialize our understanding with respect to you role on the Audit and Compensation Committees of the Board of Directors and certain matters regarding your director compensation.

Effective immediately, you will resign your positions on both the Audit Committee and the Compensation Committee so that at no time will you serve on those committees when you are no longer an independent director.

On April 27, 2012 you received a cash retainer of $57,500 which was intended to be your cash compensation for twelve months of service as an outside director.  As you will become an employee effective on August 1, 2012, you will have served approximately ¼ of the year as an outside director and thus, will have been overpaid $43,125.  Thus, you agree that on or before July 31, 2012, you will pay to Calgon Carbon Corporation the sum of $43,125.  Such payment should be directed to Richard D. Rose, Senior Vice President, General Counsel and Secretary. Of course you will begin to earn your salary as an employee effective with your beginning of employment on August 1, 2012.

Finally, in each of April 2010, May 2011 and May 2012, you received grants of time vesting restricted stock pursuant to certain Restricted Stock Agreements for Non-Employee Directors.  The shares of restricted stock vest ratably over three years on each anniversary of the date of grant.  We agree that all of the currently un-vested such shares (7,568 shares) shall continue to vest as scheduled so long as you remain as a director of the Company and your transformation from a non-employee director to an employee director shall have no effect in this regard.

We look forward to having you join our organization.  If you have any other questions please feel free to call me at 772-229-7676.

Sincerely,

/s/ Seth E. Schofield

Seth E. Schofield	Accepted and Agreed:

	/s/ Randall S. Dearth	06/26/2012
	Randall S. Dearth	Date